Exhibit 3.2.19
ADMITTED PARTNERS OF
BRANDYWINE OPERATING PARTNERSHIP, L.P.
AS OF DECEMBER 31, 2019

Brandywine Holdings I, Inc.
Brandywine Realty Trust
R. Randle Scarborough
Steven L. Shapiro
Hirschman Family Trust
Trust UTW of Theodore Geffner
Gloria Kantor
Helen Geffner
TRC Associates Limited Partnership
D. Kent Dahlke
Kenneth L. Hatfield
Michael G. Tombari
James J. Gorman
Christopher J. Knauer
The Jon Q. Reynolds and Ann S. Reynolds Family Trust
The Revocable Trust Declaration of Thomas K. Terrill and Susan Jean Terrill
The Redford Family Survivor’s Trust
The Judith B. Brown 1992 Trust
The Peter M. Reynolds and Christina A. Reynolds Family Trust
C. Thomas Martz
Karen Leigh Brown
Tara Lynne Brown
Kristen Ann Stinnett-Brown
The Reynolds Family Partners

GENERAL PARTNER

Brandywine Realty Trust